Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Robert Monson, President and CEO                   William Restrepo, EVP and CFO
                   713-881-2816                                                       713-881-8900

SEITEL ANNOUNCES 2006 FIRST QUARTER RESULTS

Cash Resales Post Another Record and Profitability Surges

HOUSTON, May 2, 2006 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today reported revenue of $44.7 million for the first quarter ended March 31, 2006, compared to revenue of $41.4 million in the fourth quarter of 2005 and $47.3 million in the first quarter of last year. Cash resales reached another record at $33.6 million, compared to $32 million in the fourth quarter of 2005 and $24.2 million in the first quarter of last year. Cash resales for the quarter increased 5% sequentially and 39% year-on-year. This is the sixth consecutive quarter of year-on-year growth in cash resales as demand for seismic data continued to increase.

For the first quarter of 2006, net income was $6.8 million, or $0.04 per diluted share, compared to net income of $1.4 million, or $0.01 per diluted share in the fourth quarter of last year and a loss of $146,000 in the first quarter of 2005.

"The year could not have started any better," stated Rob Monson, chief executive officer. "The growth trend in our cash resales more than offset our normal seasonal pattern and validates our belief that the rebound in exploration for oil and gas in North America is in its early stages. Demand for data was strong in all geographical areas with Louisiana leading the way, and for all types of seismic data, including not only our 3D data onshore, but also our 2D and offshore data. Our earlier vintages continued to deliver a strong contribution to our overall level of cash resales.

"For the quarter, our profitability was excellent and our average annual return on capital employed to date was over 45%," continued Monson. "The improved operating margins, now at 27%, validate our approach of focusing on increasing cash flow while maintaining a rigorous discipline in selecting new seismic data investments. Our team will remain focused over the coming months in taking advantage of the current environment to significantly expand our library while maintaining high rates of return on our investments."

The company reported operating income of $12 million in the 2006 first quarter, compared to operating income of $6 million in the 2005 first quarter and $7.4 million in the fourth quarter of last year. Operating margins improved to 27% during the current quarter, an improvement of 14 percentage points over the first quarter of 2005, and a sequential increase of 9 percentage points. Depreciation and amortization expense for the first quarter of 2006 was $23.8 million, compared to $33.3 million in the same period in 2005 and $22 million in the fourth quarter of last year. The 2005 period reflects lower amortization resulting from the effects of the level of revenue recognized on data with fully amortized costs, which increased to 62% of the total resales from the library, as compared to 61% percent in the fourth quarter of last year and 49% for the first quarter of 2005.

Selling, general and administrative expenses were $9 million for the first quarter of 2006, compared to $11.9 million in the fourth quarter of last year and $8 million in the first quarter of 2005. The above expenses included non-cash compensation of $604,000 in the first quarter of 2006, $354,000 in the same period last year, and $3.2 million in the fourth quarter of 2005.

Cash margin, defined as cash resales plus all other cash revenues other than from data acquisitions plus gain on sale of seismic data less cash expenses, is the indicator management believes best measures the level of cash from operations that is available for debt service and capital expenditures, net of underwriting. Cash margin for the first quarter increased to $27.6 million, compared to $17.6 million in the same period last year and $24.5 million in the fourth quarter of 2005. Cash margin grew 13% sequentially and 57% percent year-on-year.

CONFERENCE CALL

Seitel will broadcast live via the Internet its 2006 first quarter results tomorrow, May 3 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To listen to the Webcast and gain access to the accompanying slide presentation, log on to the company's Website at http://www.seitel-inc.com/investorrelations.asp and click on the First Quarter 2006 Earnings Webcast link. The Webcast will be available as a combined audio and visual presentation or as a visual presentation only (by using the "Live Phone Only" button on the Webcast) for those dialing in on the conference call. To dial in for the call and to participate in the question and answer session, dial 800-659-1966, passcode Seitel. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 50604620. A replay of the Webcast will be available on the investor relations page of the company's Website within 24 hours of the call. The slide presentation will be available immediately after the call on the company's Website at http://www.seitel-inc.com/investorrelations.asp.

ABOUT SEITEL

Seitel (OTC Bulletin Board: SELA), founded in 1982, has grown to become the owner of one of the largest seismic data libraries providing information to the North American oil and gas market. Focused on the U.S. and Canada, the company owns data in all the major exploration and production basins. Seitel continues to grow the data library using its 20 years of experience in performing seismic surveys in North America. Seitel's strengths include expertise in managing and delivering seismic data, as well as an experienced and dynamic sales and marketing team. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. The company has ownership in over 36,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	March 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$80,576	$78,097
Restricted cash	101	85
Receivables
Trade, net	36,425	27,385
Notes and other, net	1,134	509
Net seismic data library	107,176	111,946
Net property and equipment	8,953	9,456
Oil and gas operations held for sale	219	194
Investment in marketable securities	82	54
Prepaid expenses, deferred charges and other	13,537	13,071
Deferred income taxes	5,347	5,874

TOTAL ASSETS	$253,550	$246,671

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$24,364	$25,666
Income taxes payable	-	276
Oil and gas operations held for sale	24	40
Debt
Senior Notes	185,395	185,272
Notes payable	368	378
Obligations under capital leases	2,938	2,950
Deferred revenue	44,385	43,250
TOTAL LIABILITIES	257,474	257,832

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share; authorized
5,000,000 shares; none issued	-	-
Common stock, par value $.01 per share; authorized
400,000,000 shares; issued and outstanding 154,860,525
shares at March 31, 2006 and 153,604,345 shares
at December 31, 2005	1,549	1,536
Additional paid-in capital	238,744	241,289
Retained deficit	(249,488)	(256,227)
Deferred compensation - restricted stock	-	(2,944)
Notes receivable from officers and employees for stock
purchases	-	(1)
Accumulated other comprehensive income	5,271	5,186
TOTAL STOCKHOLDERS' DEFICIT	(3,924)	(11,161)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$253,550	$246,671

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005

REVENUE	$44,698	$47,306

EXPENSES:
Depreciation and amortization	23,778	33,257
Gain on sale of seismic data	(257)	-
Cost of sales	108	39
Selling, general and administrative	9,030	8,020
	32,659	41,316
INCOME FROM OPERATIONS	12,039	5,990

Interest expense, net	(4,908)	(5,950)
Foreign currency exchange losses	(161)	(192)

Income (loss) from continuing operations before income taxes	6,970	(152)
Provision for income taxes	184	11
Income (loss) from continuing operations	6,786	(163)
Income from discontinued operations	13	17

NET INCOME (LOSS)	$6,799	$(146)

Income (loss) per share:
Basic:
Income (loss) from continuing operations	$.05	$-
Income from discontinued operations	-	-
Net income (loss)	$.05	$-
Diluted:
Income (loss) from continuing operations	$.04	$-
Income from discontinued operations	-	-
Net income (loss)	$.04	$-

Weighted average number of common and
common equivalent shares:
Basic	150,722	151,851
Diluted	164,344	151,851

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The following table summarizes the components of our revenue for the three months ended March 31, 2006 and 2005 and the three months ended December 31, 2005 (in thousands):

	Three months ended
	March 31,	March 31,	December 31,
	2006	2005	2005

Acquisition revenue:
Cash underwriting	$8,809	$12,032	$3,835
Underwriting from non-monetary exchanges	1,835	387	492
Total acquisition revenue	10,644	12,419	4,327
Licensing revenue:
Cash resales	33,626	24,212	31,978
Non-monetary exchanges	2,037	605	2,413
Revenue deferred	(14,883)	(12,667)	(13,217)
Recognition of revenue previously deferred	11,004	21,625	14,535
Total resale revenue	31,784	33,775	35,709
Solutions and other	2,270	1,112	1,325
Total revenue	$44,698	$47,306	$41,361

The following table shows the percentage growth in cash resales and total revenue year-on-year (first quarter 2005 to first quarter 2006) and sequentially (fourth quarter 2005 to first quarter 2006):

	Year-on
	Year	Sequential
Cash resales	38.9%	5.2%
Total revenue	(5.5%)	8.1%

The following table shows cash margin (defined as cash resales plus all other cash revenues other than from data acquisitions, gain on sale of seismic data, less cash selling, general and administrative expenses and costs of goods sold) and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, operating income, for the three months ended March 31, 2006 and 2005 and the three months ended December 31, 2005 (in thousands):

	Three Months Ended
	March 31,	March 31,	December 31,
	2006	2005	2005
Cash margin	$27,619	$17,619	$24,539
Add (subtract) other revenue components not
included in cash margin:
Acquisition revenue	10,644	12,419	4,327
Non-monetary exchanges	2,037	605	2,413
Revenue deferred	(14,883)	(12,667)	(13,217)
Recognition of revenue previously
deferred	11,004	21,625	14,535
Less:
Depreciation and amortization	(23,778)	(33,257)	(22,010)
Non-cash operating expenses	(604)	(354)	(3,170)
Operating income, as reported	$12,039	$5,990	$7,417

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The following table shows the percentage growth in cash margin and operating income year-on-year (first quarter 2005 to first quarter 2006) and sequentially (fourth quarter 2005 to first quarter 2006):

	Year-on
	Year	Sequential
Cash margin	56.8%	12.6%
Operating income, as reported	101.0%	62.3%

The following table summarizes the cash and non-cash components of our selling, general and administrative ("SG&A") expenses for the three months ended March 31, 2006 and 2005 and the three months ended December 31, 2005 (in thousands):

	Three Months Ended
	March 31,	March 31,	December 31,
	2006	2005	2005
Cash SG&A	$8,426	$7,666	$8,722
Non-cash SG&A	604	354	3,170
Total SG&A	$9,030	$8,020	$11,892

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